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[ING LOGO]

                                                            EXHIBIT 99.(d)(2)(i)

April 28, 2006

Mr. Michael Gioffre
ING Investment Management Co.
10 State House Square
Hartford, CT 06103-3602

Dear Mr. Gioffre:

      Pursuant to the Sub-Adviser Agreement dated August 7, 2001, as amended, between ING Investments, LLC and ING Investment Management Co. (the "Agreement"), we hereby modify the fees payable to the Sub-Adviser for ING VP High Yield Bond Portfolio (the "Portfolio"). Upon your acceptance, the Agreement will be modified to give effect to the foregoing by modifying the annual sub-advisory fee for the Portfolio as indicated on AMENDED SCHEDULE A of the Agreement, effective April 28, 2006. The AMENDED SCHEDULE A, with the annual sub-advisory fees indicated for the Portfolio, is attached hereto.

      AMENDED SCHEDULE A has also been updated with the removal of ING VP Disciplined LargeCap Portfolio and ING VP MagnaCap Portfolio as these funds recently merged into other funds.

      Please signify your acceptance to the modification of the annual sub-advisory fee for the Portfolio by signing below where indicated.

                                             Very sincerely,

                                             /s/ Todd Modic
                                             -----------------------------------
                                             Todd Modic
                                             Senior Vice President
                                             ING Investments, LLC

ACCEPTED AND AGREED TO:
ING Investment Management Co.

By: /s/ J. Scott Fox
    --------------------------------
Name: J. Scott Fox
Title: Vice Chairman and COO, Duly Authorized

7337 E. Doubletree Ranch Rd.       Tel: 480-477-3000        ING Investments, LLC
Scottsdale, AZ 85258-2034          Fax: 480-477-2700
                                   www.ingfunds.com
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                               AMENDED SCHEDULE A

                               WITH RESPECT TO THE

                              SUB-ADVISER AGREEMENT

                                     BETWEEN

                              ING INVESTMENTS, LLC

                                       AND

                          ING INVESTMENT MANAGEMENT CO.

FUND                                                 ANNUAL INVESTMENT MANAGEMENT FEE
---------------------------------------      -----------------------------------------------
                                              (as a percentage of average daily net assets)
ING VP Convertible Portfolio                                     0.3375%

ING VP Financial Services Portfolio          0.3375% of the first $500 million of assets
                                             0.3150% of the assets in excess of $500 million

ING VP High Yield Bond Portfolio             0.2610% of the first $200 million of assets
                                             0.2475% of the next $300 million of assets
                                             0.2250% on the next $500 million of assets
                                             0.2025% of the assets in excess of $1 billion

ING VP International Value Portfolio                             0.4500%

ING VP MidCap Opportunities Portfolio                            0.3375%

ING VP SmallCap Opportunities Portfolio      0.3375% of the first $250 million of assets
                                             0.3150% of the next $250 million of assets
                                             0.2925% of the next $250 million of assets
                                             0.2700% of the next $250 million of assets
                                             0.2475% of the assets in excess of $1 billion

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